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                          [REID & PRIEST LETTERHEAD]




                                          New York, New York
                                          October 30, 1997


Consolidated Edison Company of New York, Inc.
4 Irving Place
New York, New York 10003

Consolidated Edison, Inc.
4 Irving Place
New York, New York 10003


Gentlemen:

            We have acted as federal income tax counsel to Consolidated Edison Company of New York, Inc., a New York corporation ("Con Edison"), and Consolidated Edison, Inc., also a New York corporation ("HoldCo"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by HoldCo with the Securities & Exchange Commission in connection with the Agreement and Plan of Exchange entered into between Con Edison and HoldCo (the "Exchange Agreement").

            In connection with this opinion, we have reviewed the Exchange Agreement, the Registration Statement and such other documents and public records as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon certain express representations made to us by Con Edison and HoldCo set forth in the letter of representations attached hereto. If any statements contained in the Registration Statement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion as to the extent that the subject matter of our opinion is affected thereby. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Registration Statement or the Exchange Agreement, as appropriate.

            This opinion is based upon the Internal Revenue Code of 1986, as amended to date (the "Code"), including regulations

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promulgated  thereunder,  and the  judicial and  administrative  interpretations thereof as they exist on the date hereof. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

            Based on the foregoing, it is our opinion that for federal income tax purposes:

            1. The Share Exchange constitutes an exchange qualifying for nonrecognition under Code section 351(a).

            2. No income, gain or loss is recognized by Con Edison or HoldCo as a result of the Share Exchange.

            3. The tax basis of the Con Edison common stock received by HoldCo is the same as Con Edison's net asset tax basis at the time of the Share Exchange, subject to certain adjustments under Treasury Regulations for consolidated groups relating to the fact that HoldCo will not own all of the outstanding stock of Con Edison.

            4. The consolidated group of corporations of which, prior to the Share Exchange, Con Edison was the common parent for federal income tax purposes continues after the Share Exchange with HoldCo as the new parent corporation.

            5. No income, gain or loss is recognized by the former holders of Con Edison common stock from the Share Exchange.

            6. The aggregate tax basis of the HoldCo common stock received pursuant to the Share Exchange by a former holder of Con Edison common stock is the same as such holder's aggregate tax basis in the Con Edison common stock surrendered in the Share Exchange.

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            7.    The holding period of the HoldCo common stock received
                  pursuant to the Share Exchange by each former holder of Con Edison common stock includes, for determining long-term capital gains for federal income tax purposes, the holding period during which such holder held the Con Edison common stock surrendered, provided that the shares of Con Edison common stock were held as a capital asset on the date of the exchange.

            8. No income, gain or loss is recognized by the holders of Con Edison preferred stock from the Share Exchange.

            9. Con Edison's adjusted tax basis in the assets which it holds immediately after the Share Exchange will not be affected by the Share Exchange.

            We are also of the opinion that our conclusion in numbered paragraph 5, above, will not be affected by any contributions of cash or other property by Con Edison to HoldCo or any of its other subsidiaries prior to the Share
Exchange. Rather, it is our opinion that, regardless of whether or not Con Edison contributes cash or other property to HoldCo or any of its other subsidiaries prior to the Share Exchange, the former holders of Con Edison common stock will recognize no income, gain or loss pursuant to the Share Exchange. Except as set forth in the preceding two sentences, this opinion does not address the federal income tax consequences with respect to any contributions of cash or other property by Con Edison to HoldCo prior to the Share Exchange. Further, this opinion may not apply to a holder of shares of Con Edison common stock who also owns shares of Con Edison preferred stock and who sells or exchanges (including as a result of a redemption) any of such holder's shares of Con Edison preferred stock in a transaction to which Con Edison or an affiliate is a party and which is treated as part of the Share Exchange. This opinion also may not apply to holders of shares of Con Edison common stock that are foreign corporations or individuals who are not citizens or residents of the United States.

            Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter.

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           We hereby  authorize  and  consent  to the  reference  to our firm as federal income tax counsel in the Registration Statement under the caption "Material Income Tax Consequences". We also confirm our opinion as set forth under the caption "Material Income Tax Consequences" in the Registration Statement. Further, we hereby authorize and consent to your use of this opinion as Exhibit 8 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,


                                REID & PRIEST LLP
                                REID & PRIEST LLP